UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 3, 2007 (Date of earliest event reported)

WEBEX COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30849	77-0548319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3979 Freedom Circle

Santa Clara, California 95054

(Address of principal executive offices)

Telephone: (408) 435-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On January 3, 2007, the Board of Directors of WebEx Communications, Inc. (the “Company” or “WebEx”) established the performance measures for the WebEx executive cash bonus plan, effective as of January 1, 2007.

The WebEx Executive Cash Bonus Plan (the “Plan”) is not set forth in a written agreement. The Plan covers WebEx’s chief executive officer, its chief financial officer and certain other executive officers.

Each participant in the Plan will be assigned an annual target bonus. Bonuses are paid on a quarterly basis, based on performance in the preceding quarter. The amount of the bonus paid each quarter is subject to approval by the Board’s Compensation Committee, and the amount that would otherwise be due under the Plan may be modified or eliminated by the Board’s Compensation Committee. The bonus for the chief executive officer is within the discretion of the Board’s Compensation Committee. The bonus for the chief marketing officer is based on specific marketing objectives recommended to the Board’s Compensation Committee by the chief executive officer. For other company officers, the Plan consists of two components: (1) 20% from the chief executive officer’s recommendation based on individual contribution (“Individual Performance Portion”), and (2) 80% from a formula based on Company financial performance and other metrics (“Company Performance Portion”). The Company Performance Portion is determined primarily by the Company’s achievement of an incremental quarterly revenue goal which is set by the Board’s Compensation Committee each quarter. The Company Performance Portion may be reduced for failure to achieve the revenue goal and the bonus may be eliminated entirely if the revenue falls below a certain threshold. The Company Performance Portion may be increased for achieving incremental quarterly revenue above the goal, if such over-achievement of incremental quarterly revenue also meets certain profitability criteria. The maximum bonus payable each quarter under the Company Performance Portion of the Plan is 200% of the target amount. Amounts otherwise due under the Company Performance Portion may also be reduced or eliminated for failure to achieve certain profitability goals and may also be reduced by up to 20% for failing to achieve other special objectives set by the Board’s Compensation Committee each quarter. The Compensation Committee set special objectives for the first quarter of 2007 based on service availability and customer retention.

Bonuses for vice presidents who do not report directly to the chief executive officer are based partially on this Plan and partially on specified personal objectives or, in the case of sales vice presidents, achievement of sales quotas.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2007	WEBEX COMMUNICATIONS, INC.

	By:	/s/ Subrah S. Iyar
	Name:	Subrah S. Iyar
	Title:	Chief Executive Officer and President